UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)


                          Churchill Downs Incorporated
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  171484 10 8
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


Thomas H. Meeker, President        Alexander M. Waldrop, Senior Vice President,
Churchill Downs Incorporated       General Counsel and Secretary
700 Central Avenue                 Churchill Downs Incorporated
Louisville, KY 40208               700 Central Avenue
(502)636-4400                      Louisville, KY  40208  (502)636-4400
- --------------------------------------------------------------------------------
Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                 April 18, 1995
- --------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with this statement [ ].

13D                                                   Page 2 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               ABC Partnership
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(D) OR 2(E) [   ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      9,065
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      9,065
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               9,065
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .2%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               PN
=========================================================================

13D                                                   Page 3 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               John W. Barr, III
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             2,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      2,000
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               2,000
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .1%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                   Page 4 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Charles W. Bidwill, Jr.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             219,340
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      2,919
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      219,340
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      2,919
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               222,259
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               5.9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                   Page 5 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Shauna Bidwill Valenzuela
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             1,550
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      1,550
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               1,550
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               less than .05%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                   Page 6 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Catesby M. Clay, as an individual and as Co-Trustee under Trust u/w J.N. Camden, deceased (1942), as a Co-Trustee under Trust Agreement of J.N. Camden, and as Co-Trustee under Trust u/w Agnes Clay Pringle
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             3,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      43,630    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      3,000
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      43,630    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               46,630
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.2%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN and OO
=========================================================================

13D                                                   Page 7 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Jim Clay, as a Co-Trustee under Trust u/w J.N. Camden, deceased (1942), and as a Co-Trustee under Trust Agreement of J.N. Camden
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      32,680    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      32,680    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               32,680
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               OO
=========================================================================

13D                                                   Page 8 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               James G. Kennan, III, as a Co-Trustee under Trust u/w J.N. Camden, deceased (1942) and as a Co-Trustee under Trust Agreement of J.N. Camden
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      32,680    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      32,680    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               32,680
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               OO
=========================================================================

13D                                                   Page 9 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               McColl Pringle, as a Co-Trustee u/w Agnes Clay Pringle, deceased (1984)
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      10,950    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      10,950    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               10,950
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .3%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               OO
=========================================================================

13D                                                  Page 10 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               James W. Phillips
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             17,990
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      17,990
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               17,990
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 11 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Joan G. Phillips
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             19,530
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      19,530
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               19,530
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 12 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               J. David Grissom
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             10,050
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      10,050
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               10,050
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .3%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                 Page 13 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Bank One Lexington, NA, as a Co-Trustee u/w A.B. Hancock, deceased 1972, as Co-Trustee u/w Agnes Clay Pringle and as Co-Trustee under Trust Agreement Nancy Clay Hancock and as Co-Trustee under Trust Agreement Waddell W. Hancock, II
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(D) OR 2(E) [   ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               Kentucky
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      108,210    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      108,210    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               108,210
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               2.9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               BK
=========================================================================

13D                                                  Page 14 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Nancy Clay Hancock, as Co-Trustee u/w A.B. Hancock, deceased
               (1972) and as Co-Trustee under Trust Agreement of Nancy Clay Hancock
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      88,230    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      88,230    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               88,230
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               2.3%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               OO
=========================================================================

13D                                                  Page 15 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Seth W. Hancock, as an individual, and as a Co-Trustee
               under Trust u/w A.B. Hancock, deceased (1972), as a Co-Trustee under Trust Agreement of Nancy Clay Hancock and as Co-Trustee under Trust Agreement of Waddell W. Hancock, II S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             36,500
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      106,325   See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      36,500
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      106,325   See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               142,825
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               3.8%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN and OO
=========================================================================

13D                                                  Page 16 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Waddell W. Hancock, as Co-Trustee u/w A.B. Hancock, deceased
               (1972)
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      79,200    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      79,200    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               79,200
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               2.1%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               OO
=========================================================================

13D                                                  Page 17 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Waddell W. Hancock, II, as a Co-Trustee, u/w A.B. Hancock, deceased (1972), and as Co-Trustee under Trust Agreement of Waddell W. Hancock, II
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      88,230    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      88,230    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               88,230
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               2.3%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               OO
=========================================================================

13D                                                  Page 18 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Frank B. Hower, Jr.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             1,040
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      1,040
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               1,040
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               less than .05%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 19 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Stanley F. Hugenberg, Jr.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             3,670
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      3,670
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               3,670
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .1%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 20 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Estate of Warner L. Jones, Jr.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      73,000    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      73,000    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               73,000
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 21 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Harriet S. Jones
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             10,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      73,000    See Appendix II
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      10,000
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      73,000    See Appendix II
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               83,000
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               2.2%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 22 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Mina Jones Cox
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             8,570
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      8,570
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               8,570
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .2%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 23 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Thomas H. Meeker
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             29,437
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      29,437
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               29,437
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .8%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 24 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Carl F. Pollard
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             73,040
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      73,040
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               73,040
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 25 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Edna Veeneman Lewis
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             5,660
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      5,660
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               5,660
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .1%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 26 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Robert Veeneman
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             4,280
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      4,280
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               4,280
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .1%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 27 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Wells Family Partnership
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             210,530
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      210,530
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               210,530
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               5.6%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               PN
=========================================================================

13D                                                  Page 28 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Wells Foundation, Inc.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               Kentucky
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             22,400
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      22,400
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               22,400
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .6%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               CO
=========================================================================

13D                                                  Page 29 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Mary Louise Whitney
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             128,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      128,000
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               128,000
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               3.4%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 30 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               William T. Young
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             114,660
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      114,660
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               114,660
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               3.0%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 31 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               PNC Bank, Kentucky, Inc. u/a Warner L. J. Jones dated 9/6/85 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               Kentucky
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             1,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      1,000
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               1,000
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               less than .05%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               BK
=========================================================================

13D                                                  Page 32 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               James S. Karp
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             37,720
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      34,890
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      37,720
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      34,890
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               72,610
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 33 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Irene J. Karp
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      34,890
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      -0-
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      34,890
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               34,890
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .9%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               IN
=========================================================================

13D                                                  Page 34 of 55
CUSIP No. 171484 10 8
=========================================================================
1              NAME OF REPORTING PERSON
               Louisville Public Warehouse Company
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
- -------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [X]
               (B)  [  ]

- -------------------------------------------------------------------------
3              SEC USE ONLY

- -------------------------------------------------------------------------
4              SOURCE OF FUNDS
               Not Applicable
- -------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

- -------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
- -------------------------------------------------------------------------
               7      SOLE VOTING POWER
  NUMBER OF
   SHARES             45,900
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

             ------------------------------------------------------------
               8      SHARED VOTING POWER

                      -0-
             ------------------------------------------------------------
               9      SOLE DISPOSITIVE POWER

                      45,900
             ------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      -0-
- -------------------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

               45,900
- -------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [  ]

- -------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.2%
- -------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON

               CO
=========================================================================

                               AMENDMENT No. 5


            THIS AMENDMENT No. 5 to the Amendment No. 4 to Schedule 13D dated December 22, 1994 (the "Amendment No. 4") and to the Amendment No. 3 to
Schedule 13D dated March 1, 1994 (the "Amendment No. 3") and to the Amendment No. 2 to Schedule 13D dated March 12, 1993 (the "Amendment No. 2") and to the Amendment No. 1 to the Schedule 13D dated April 3, 1992 (the "Amendment No. 1") and to the Schedule 13D dated January 7, 1992 (the "Schedule 13D"), which were filed with the Securities and Exchange Commission by certain Reporting Persons and relate to the shares of common stock, no par value (the "Shares") of Churchill Downs Incorporated (the "Company"), hereby amends and restates the Schedule 13D, as heretofore amended, in its entirety.

      Item 1. Security and Issuer. The title of the class of equity securities to which this Statement relates is:

            Common stock, no par value (the "Shares"), of Churchill Downs Incorporated (the "Company").

      The name and address of the principal executive offices of the issuer of such securities are:

            Churchill Downs Incorporated
            700 Central Avenue
            Louisville, Kentucky  40208

      The Company is a Kentucky corporation.

     Item 2. Identity and Background. This Amendment is filed by the individuals and in the capacities described in Appendix I hereto and by certain other stockholders described in Appendix I hereto, and constitutes a filing as a group by such persons (hereinafter collectively referred to as the "Reporting Persons"). This Amendment is being filed to reflect the termination of the Agreement (hereinafter defined) entered into by the Reporting Persons. The Reporting Persons hold or have an interest in an aggregate of 1,265,081 Shares, representing, as of the date hereof, approximately 33.3% of the Shares outstanding. The Reporting Persons entered into an Amended Second Supplemental Stockholder Agreement effective as of January 7, 1992 (the "Agreement"), which Agreement was terminated as of April 18, 1995. Subsequent to the date of Amendment No. 4, the number of shares owned by certain Reporting Persons has changed. Appendix II attached hereto has been revised to state the number of shares currently owned. The names, residence or business addresses and present principal occupation or employment, and the name, principal business and address of any corporation or other organization where such employment is conducted, of the Reporting Persons, are set forth in Appendix I attached hereto and incorporated herein by reference. Each of the Reporting Persons who are individuals is a citizen of the United States of America.
      During the past five years, none of the Reporting Persons [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or [ii] has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      The persons making this filing are doing so because they may have been deemed to constitute a "group" for purposes of section 13(d)(3) of the Securities Exchange Act of 1934, as amended, by reason of their having executed the Agreement (as described in Item 6 and as filed as Exhibit 1 to the Schedule
13D). Except as expressly stated herein, each of the Reporting Persons filing this Statement disclaims beneficial ownership of the Shares beneficially owned by any other Reporting Person or any other person. The Attorney-in-Fact appointed by each Reporting Person under the Agreement disclaims beneficial ownership of the Shares beneficially owned by any of the Reporting Persons.
      Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person.

      Item 3. Source and Amount of Funds or Other Consideration. No purchase of Shares by any Reporting Person is being reported herein and information concerning the source and amount of funds or other consideration with respect to prior purchases is not regarded as material.

      Item 4. Purpose of Transaction. Certain of the Reporting Persons and certain other stockholders of the Company originally entered into a Stockholder Agreement as of May 2, 1984. A Supplemental Stockholder Agreement was subsequently entered into by certain of such persons on March 25, 1985; a Second Supplemental Stockholder Agreement was entered into by certain of such persons as of May 8, 1990; and the Agreement was entered into by certain of such persons as of January 7, 1992. Schedule 13Ds were previously filed with regard to the execution of these Stockholder Agreements, along with amendments to said
Schedule 13Ds. The original Stockholder Agreement had a term of two years and expired in May 1986. The Supplemental Stockholder Agreement had a term of five years and expired on May 2, 1990. As of January 7, 1992, the Second Supplemental Stockholder Agreement was terminated by consent of the holders of two-thirds (2/3) of the shares subject to such agreement who simultaneously entered into the Agreement. The Agreement provided that it would remain in effect until May 5, 1995, unless terminated by the written consent of the holders of two-thirds (2/3) of the shares of stock subject to such agreement. As of April 18, 1995, the Agreement was terminated by consent of the holders of two-thirds (2/3) of the shares subject to such Agreement who simultaneously entered into a Third Supplemental Stockholder Agreement. Each of the original Stockholder Agreement, the Supplemental Stockholder Agreement, the Second Supplemental Stockholder
Agreement and the Agreement provided that no signatory to the Stockholder Agreements could sell or otherwise transfer any interest in their Shares except in certain limited situations.
            Although the Company has not received any offers at this time to purchase its Shares, in executing the Agreement certain of the Reporting Persons were concerned that there may be potential interest in acquiring assets or stock of the Company. The Reporting Persons entered into the Agreement for the purpose of providing for liquidity in regard to the Shares and providing for a longer term whereby control of the Shares is maintained, through a right of first refusal in the Company, and then within the group constituting the Reporting Persons.
            Although no plan or proposal presently exists among the Reporting Persons as a group to purchase additional Shares, a Reporting Person's right to do so was not restricted under the Agreement. In addition, under the terms of the Agreement, which provided for a right of first refusal in the Company, and then within the group constituting the Reporting Persons, it was contemplated that at some point, by operation of the Agreement, the number of Shares held by the Reporting Persons individually would change although such change would not affect the amount held by all Reporting Persons.

            None of the Reporting Persons has any present plans or proposals which relate to or would result in [a] the acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer, although certain individual Reporting Persons have indicated an interest in purchasing additional Shares as they become available; [b] an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries; [c] a sale or transfer of a material amount of assets of the issuer or any of its subsidiaries; [d] any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; [e] any material change in the present capitalization or dividend policy of the issuer; [f] any other material change in the issuer's business or corporate structure; [g] changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person; [h] causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; [i] a class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or [j] any action similar to any of those enumerated above. Each Reporting Person reserves the right to formulate such plans or proposals, to take such action, with respect to any or all of the foregoing matters and any other matters as such Reporting Person may determine.
            Although certain of the Reporting Persons are directors of the Company, each Reporting Person executed the Agreement solely in such Reporting Person's capacity as a stockholder of the Company. The Company, through its Board of Directors, approved the Agreement for the purpose of making the Company a third party beneficiary to the Agreement.

            Item 5.  Interest and Securities of the Issuer.
            (a) As of April 18, 1995, the Reporting Persons beneficially owned 1,265,081 Shares or approximately 33.3% of the 3,783,318 Shares outstanding as of such date and shares beneficially owned but not outstanding with respect to the Reporting Persons. The number of beneficially owned shares includes 16,900 Shares issuable to a Reporting Person under currently exercisable options and 717 Shares issuable to a Reporting Person under the Company's Incentive Compensation Plan.

            (b) Information with respect to the beneficial ownership of Shares by each of the Reporting Persons is set forth in Appendix II hereto, revised as of April 18, 1995, which is incorporated herein by reference. Each of the Reporting Persons assumes no responsibility for the accuracy or completeness of Appendix II except as it relates to the beneficial ownership of the Shares disclosed therein of such Reporting Person.
            (c) Since the filing of Amendment No. 4 on December 22, 1994, the following transactions have been effected which have not previously been reported on an amended Schedule 13D:

     (i) On March 23, 1994, the Estate of C. V. Whitney transferred 128,000 Shares to Mary Louise Whitney pursuant to Mr. Whitney's will and all of these Shares remained subject to the terms of the Agreement; (ii) Since December 22, 1994, the Estate of Warner L. Jones, Jr. has sold Shares in the following manner:

Date              # of Shares       Sales Price/Share  Type of Transaction
January 6, 1995         3,000             $42.50            Open Market
February 21, 1995       3,000             $44.00            Open Market
March 20, 1995          3,000             $44.00            Open Market
April 10, 1995          3,000             $43.50            Open Market

     (iii) On December 5, 1994, Edna Veeneman Lewis sold 600 Shares at a sales price of $42.50 per share in an open market transaction;

     (iv) On December 31, 1994, James W. Phillips disposed of 700 shares by gift;
     (v) On February 9, 1995, Edna Veeneman Lewis sold 1,000 Shares at a sales price of $44.75 per share in an open market transaction; and
     (vi) On March 16,
1995, the Company's Board of Directors awarded Thomas H. Meeker 717 Shares issuable pursuant to the Company's Incentive Compensation Plan; and
     (vii) On April 13, 1995, Charles W. Bidwill, Jr. purchased 1,000 Shares at a purchase price of $45.00 in an open market transaction.

            (d) Except as set forth in Item 5(b), no person other than the Reporting Persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Shares beneficially owned by such Reporting Persons.
            (e) Effective as of April 18, 1995, the Agreement was terminated and simultaneously, certain of the Reporting Persons and other stockholders of the Company beneficially owning 1,196,146 Shares, or approximately 31.5% of the Shares outstanding, entered into a Third Supplemental Stockholder Agreement. Such persons filed a separate Schedule 13D with the SEC on April 25, 1995 with respect to such Third Supplemental Stockholder Agreement, to which reference is made for a more complete statement of the terms and provisions thereof, and which Schedule 13D is incorporated herein by reference.

      Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer. As of January 7, 1992, the Agreement among the Reporting Persons became effective. The Agreement provided that as to Shares now owned or later acquired by any signatory to the Agreement, the holder of such Shares would not transfer the Shares without complying with the Agreement except in the following instances: [a] pursuant to an offer to acquire all of the outstanding Shares of the Company which the Board of Directors of the Company has recommended and which an independent financial advisor retained by the Company has determined to be fair from a financial point of view; [b] by operation of law; [c] by gift, will or pursuant to the laws of descent and distribution; [d] by pledge to a financial institution; or [e] in a small transaction which was defined to mean the transfer of not more than 3,000 Shares in any calendar month. Except in these instances, a Reporting Person was not allowed to transfer or agree to commit to transfer his or her Shares without first offering to sell such Shares to the Company, and then to all other signatories to the Agreement, on the same terms and conditions as the proposed transfer. In the event the other signatures to the Agreement desired to purchase more than the number of Shares offered for sale by the Reporting Person or the Shares remaining after acquisition by the Company, the Agreement provided for proration of purchase of the Shares among the signatories to the Agreement who desired to purchase Shares. If all of the Shares offered for sale by the Reporting Person were not purchased by the Company and/or the other parties to the Agreement, the Shares could be sold in accordance with the bona fide offer received by the Reporting Person. Any stockholder of the Company could become a party to the Agreement by executing the Agreement. The Company was a third party beneficiary of the Agreement.
            Under the Agreement, a Reporting Person's right to vote his or her shares, to receive cash dividends or to receive dividends payable in stock or receive Shares in a stock split, or to sell or dispose of Shares therein was not restricted except as specifically set forth therein.

      Item 7.     Materials to be Filed as Exhibits.

     Exhibit 1 - Form of Amended Second Supplemental Stockholder Agreement as of January 7, 1992 is incorporated by reference to the Schedule 13D filed with the Securities and Exchange Commission on or about January 7, 1992.


     Exhibit 2 - Promissory Note dated December 20, 1994, between James S. Karp and Liberty National Bank and Trust Company of Kentucky is incorporated by reference to the Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 5, 1995.

                                  SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



May 12, 1995                       By: /S/Thomas H. Meeker
                                      ----------------------------------
                                      Thomas H. Meeker,*
                                      Attorney-in-Fact on behalf of each
                                      of the Reporting Persons listed on
                                      Appendices I and II.



* Pursuant to Paragraph 14 of the Amended Second Supplemental Stockholder Agreement, each Reporting Person has authorized Thomas H. Meeker as Attorney-in-Fact to sign on behalf of such Reporting Person any document which that Attorney-in-Fact believes may be required to be filed. Evidence of the authority to sign on behalf of each of the Reporting Persons has been previously filed with the SEC and is retained in the files of the Company.

                                   APPENDIX I

                         (revised as of April 18, 1995)

               Identity and Background of Reporting Person. The name, residence or business address and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each Reporting Person is set forth below:

                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

John W. Barr III             2000 Brown & Williamson Tower       Retired; Former Chairman,
                             Louisville, KY 40202                National City Bank, Kentucky
                                                                 (bank holding company)

Charles W. Bidwill, Jr.      Sportsman's Park                    President and General
                             Race Track                          Manager, National Jockey
                             3301 South Laramie Ave.             Club (operator of
                             Cicero, IL 60650                    Sportsman's Park Race Track)

Shauna Bidwill Valenzuela    2424 Myrtle Avenue                  Housewife
                             Hermosa Beach, CA  90254

Catesby W. Clay              200 West Vine Street                Chairman, Kentucky River Coal
                             Suite 8K                            Corporation (coal land lessor);
                             Lexington, KY 40507                 President, Runnymede Farm, Inc.
                                                                 (thoroughbred breeding)

James W. Phillips            180 East Broad Street               Associate Member,
                             Columbus, OH 43215                  The Galbreath Company
                                                                 (realtor and builder)

Joan G. Phillips             180 East Broad Street               Housewife
                             Columbus, OH 43215

J. David Grissom             400 West Market Street              Chairman, Mayfair Capital
                             Louisville, KY  40202               (private investment firm)

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager, Claiborne Farm;
                             P. O. Box 150                       President, Hancock Farms, Inc.
                             Paris, KY  40361

Frank B. Hower, Jr.          339A Mockingbird Valley Road        Retired; Former Chairman,
                             Louisville, KY 40207                Liberty National Bancorp.,
                                                                 Inc.(bank holding company) and
                                                                 Liberty National Bank & Trust
                                                                 Company of Louisville

Stanley F. Hugenberg, Jr.    1913 Fortside Circle                President, Jackmanton Sales
                             Fort Mitchell, KY 41011             Company (manufacturer's representative)

Estate of Warner L. Jones,   c/o Hermitage Farm, Inc.            Former owner, Hermitage Farm, Inc.
                             Goshen, KY 40026                    (thoroughbred breeding and farming)

Harriet S. Jones             c/o Hermitage Farm, Inc.            Housewife
                             Goshen, KY 40026

Mina Jones Cox               4600 Tingle Lane                    Housewife
                             Westport, KY 40077

Thomas H. Meeker             Churchill Downs                     President of the Company
                             Incorporated
                             700 Central Avenue
                             Louisville, KY 40208

Carl F. Pollard              Hermitage Farm                      Owner, Hermitage Farm
                             P. O. Box 40
                             Goshen, KY  40026

Edna Veeneman Lewis          16 Brownsboro Hill Rd.              Housewife
                             Louisville, KY 40207

Robert Veeneman              4710 Gleason Avenue                 Self-employed (real estate leasing)
                             Sarasota, FL  34242

Mary Louise Whitney          40 Geyser Road                      Housewife
                             Saratoga Springs, NY  12866

William T. Young             P.O. Box 1110                       Chairman of the Board, W.T.
                             Lexington, KY 40502                 Young, Inc. (warehousing,
                                                                 thoroughbred horses)

James S. Karp                4500 Progress Blvd.                 Chairman and President, Louisville
                             P.O. Box 18230                      Public Warehouse Company
                             Louisville, KY 40218

Irene J. Karp                10 Overbrook Road                   Housewife
                             Louisville, KY 40207

The following lists the corporations, partnerships and trusts that are Reporting Persons.


         Trustees u/w J.N. Camden deceased 1942 -- Catesby M. Clay, Jim Clay and James G. Kennan, III

                                 Residence                           Present Principal
     Name                    or Business Address                  Occupation  or Employment

Catesby W. Clay              200 West Vine Street                Chairman, Kentucky River Coal
                             Suite 8K                            Corporation;
                             Lexington, KY 40507                 President, Runnymede Farm, Inc.

Jim Clay                     P.O. Box 197                        Farmer
                             Paris, KY 40361

James G. Kennan, III         200 West Vine Street                President and Chief Executive
                             Suite 8K                            Officer, Kentucky River Coal
                             Lexington, KY 40507                 Corporation


        Trustees u/Trust Agreement J.N. Camden -- Catesby M. Clay, Jim Clay and James G. Kennan III. See above for information with respect to name, residence or business address, and present principal occupation or employment.

               Each of Messrs. Clay, Clay and Kennan is a United States citizen and during the last five years, none of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/w A.B. Hancock, deceased 1972 -- Seth W. Hancock, Waddell W. Hancock, Nancy Clay Hancock, Waddell W. Hancock, II and Bank One, Lexington, NA


                                 Residence                           Present Principal
     Name                    or Business Address                  Occupation  or Employment

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager,
                             P.O. Box 150                        Claiborne Farm; President,
                             Paris, KY  40361                    Hancock Farms, Inc.

Waddell W. Hancock           P. O. Box 150                       Vice-President, Hancock Farms, Inc.
                             Paris, KY  40361

Nancy Clay Hancock           P. O. Box 150                       Treasurer, Hancock Farms, Inc.
                             Paris, KY  40361

Waddell W. Hancock, II       P. O. Box 150                       Director of Marketing and Public
                             Paris, KY  40361                    Relations, Hancock Farms, Inc.

[a]     Name:                       Bank One, Lexington, NA

[b]     Business Address:           201 East Main Street, Lexington, KY 40507

[c]     Principal Business:         Bank

[d]     State of Organization:      Kentucky



                             Directors of Bank One, Lexington, NA


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Laura S. Babbage             3174 Custer Drive                   Chief Executive Officer,
                             Lexington, KY  40502                Urgent Treatment Center

Steven H. Caller             343 Waller Avenue                   President, Investors Building
                             Suite 100                           Corporation
                             Lexington, KY 40504

Alex G. Campbell, Jr.        P.O. Box 223                        Investments
                             Lexington, KY 40584

Jeanne Marie Dawahare        1400 Vine Center                    Director of Special Projects,
                             Lexington, KY  40507                Greenebaum, Doll & McDonald

A.W. Givens                  P.O. Box 2120                       Chairman of the Board, Clay-Ingels
                             Lexington, KY  40594                Co., Inc.

William C. Greely            P.O. Box 1690                       President, Keeneland
                             Lexington, KY  40592                Association

Louis L. Haggin, III         Sycamore Farm                       Manager, Sycamore Farm
                             2981 Shannon Run Road
                             Versailles, KY  40383

William R. Hartman           201 East Main Street                Chairman and CEO, Bank One,
                             Lexington, KY  40507                Lexington, NA


John M. McDonald, III        P.O. Box 55487                      President and CEO, Brock-McVey
                             Lexington, KY  40555                Company

John Newton                  One Quality Street                  Chairman of the Board,
                             Lexington, KY  40507                President and CEO, Kentucky
                                                                 Utilities Company

William B. Sturgill          1256 Old Frankfort Pike             President, East Kentucky
                             Lexington, KY 40504                 Investment Co., Inc.

William T. Young, Jr.        P.O. Box 1110                       President, W.T. Young Co., Inc.
                             Lexington, KY 40589

Gary D. Bello                727 Mallard Bay                     President, Clark Material
                             Lexington, KY  40502                Handling Co.

L. Frank Sadler              5997 Winchester Road                Real Estate Developer,
                             Lexington, KY  40509                Frank Sadler Developer

Alvin T. Stolen, III         201 E. Main Street                  President, Bank One,
                             Lexington, KY  40507                Lexington, NA

Dr. Lee T. Todd, Jr.         3191 Nicholasville Road,            President and Chief
                             Suite 1600                          Executive Officer,
                             Lexington, KY 40503                 Data-Beam Corp.

William H. Wilson            4817 Chaffey Lane                   Deputy Executive Director
                             Lexington, KY 40515                 for Marketing, Kentucky
                                                                 Educational Television



                                Executive Officers of Bank One
                             (Who are not directors of Bank One)


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Frank Eckerd                 201 East Main Street                Senior Vice President and Chief
                             Lexington, KY  40507                Credit Officer,
                                                                 Bank One, Lexington, NA

Roy Eon                      201 East Main Street                Senior Vice President,
                             Lexington, KY  40507                Bank One, Lexington, NA

Robert J. Heiple             201 East Main Street                Executive Vice President,
                             Lexington, KY  40507                Bank One, Lexington, NA

David A. Tillery             201 East Main Street                Senior Vice President,
                             Lexington, KY  40507                Bank One, Lexington, NA

Glenn D. Leveridge           201 East Main Street                Executive Vice President,
                             Lexington, KY  40507                Bank One, Lexington, NA

Charles D. Christy           201 East Main Street                Senior Vice President,
                             Lexington, KY  40507                Chief Financial Officer,
                                                                 Bank One, Lexington, NA

George R. Sims               201 East Main Street                Senior Vice President,
                             Lexington, KY  40507                Director of Human Resources,
                                                                 Bank One, Lexington, NA

Susan K. Stout               201 East Main Street                Executive Vice President,
                             Lexington, KY 40507                 Bank One, Lexington, NA

Richard Lyon                 201 East Main Street                Vice President and Secretary,
                             Lexington, KY  40507                Bank One, Lexington, NA


              Each of Mr. Hancock, Mr. Hancock, Ms. Hancock and Mr. Hancock is a United States citizen and during the last five years, none of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.




        ABC Partnership


(a)  Name:                   ABC Partnership

(b)  Business Address:       c/o Claiborne Farm, P. O. Box 150, Paris, KY  40361

(c)  Principal Business:     Investments, primarily in equine businesses

(d)  State of Organization:  Kentucky


                             General Partners of ABC Partnership


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager,
                             P. O. Box 150                       Claiborne Farm; President,
                             Paris, KY  40361                    Hancock Farms, Inc.

Nancy Clay Hancock           P. O. Box 150                       Treasurer, Hancock Farms, Inc.
                             Paris, KY  40361

Waddell W. Hancock, II       P. O. Box 150                       Director of Marketing and
                             Paris, KY  40361                    Public Relations
                                                                 Hancock Farms, Inc.

               Each of Mr. Hancock, Ms. Hancock and Mr. Hancock is a United States citizen and during the last five years, none of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceed-ing, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Wells Family Partnership

(a)  Name:                   Wells Family Partnership

(b)  Business Address:       4350 Brownsboro Road, Louisville, KY  40207

(c)  Principal Business:     Holder of Shares of Churchill Downs Incorporated

(d)  State of Organization:  Kentucky


                       General Partners of the Wells Family Partnership


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Darrell R. Wells             4350 Brownsboro Road                General Partner, Security
                             Louisville, KY  40207               Management Company (investments)

Louis Crawford Wells         4350 Brownsboro Road                Restaurant Management
                             Louisville, KY  40207

Wayne H. Wells               4350 Brownsboro Road                Real Estate Executive
                             Louisville, KY  40207

Y. Peyton Wells, III         4350 Brownsboro Road                Restaurant Management
                             Louisville, KY  40207

Bryant C. Wells              5202 Tomahawk Road                  Investments
                             Louisville, KY  40207


               Darrell R. Wells is the Managing Partner of the Wells Family Partnership. Mr. Wells is a United States citizen and during the last five years, he has [i] not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Wells Foundation, Inc.

(a)     Name:                       Wells Foundation, Inc.

(b)     Business Address:           4350 Brownsboro Road, Louisville, KY  40207

(c)     Principal Business:         Charitable Foundation

(d)     State of Organization:      Kentucky



                Trustees and Executive Officers of the Wells Foundation, Inc.


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Darrell R. Wells             4350 Brownsboro Road                General Partner, Security
                             Louisville, KY  40207               Management Company

Louis Crawford Wells         4350 Brownsboro Road                Restaurant Management
                             Louisville, KY  40207



               All of the trustees and executive officers of the Wells Foundation, Inc. are citizens of the United States. During the last five years, Mr. Darrell R. Wells has not [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustee u/a Warner L.J. Brown

[a]     Name:                       PNC Bank, Kentucky, Inc.

[b]     Business Address:           Citizens Plaza, Louisville, Kentucky  40202

[c]     Principal Business:         Bank

[d]     State of Organization:      Kentucky


               The executives of PNC Bank, Kentucky, Inc., Trustee, who are ultimately responsible for voting decisions concerning the Shares are as follows:


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

James B. Moore, Jr.          PNC Bank, Kentucky, Inc.            Vice President, PNC Bank,
                             Citizens Plaza                      Kentucky, Inc.
                             Louisville, KY 40202


               Mr. Moore is a United States citizen and during the last five years, he has not [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/w of Agnes Clay Pringle  deceased January 15, 1984 -- Catesby
M. Clay, McColl Pringle and Bank One, Lexington, NA. See above for information with respect to Bank One, Lexington, NA.


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Catesby W. Clay              200 West Vine Street                Chairman, Kentucky River Coal
                             Suite 8K                            Corporation;
                             Lexington, KY  40507                President, Runnymede Farm, Inc.

McColl Pringle               46 Legare Street                    Retired
                             Charleston, S.C. 29401

               Each of Messrs. Clay and Pringle is a United States citizen and during the last five years, none of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

       Trustees u/Trust Agreement Nancy Clay Hancock -- Bank One, Lexington, NA, Seth W. Hancock and Nancy Clay Hancock. See above for information with respect to Bank One, Lexington, NA.


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager, Claiborne
                             P. O. Box 150                       Farm; President, Hancock Farms,
                             Paris, KY  40361                    Inc.

Nancy Clay Hancock           P. O. Box 150                       Treasurer, Hancock Farms, Inc.
                             Paris, KY  40361


               Each of Mr. Hancock and Ms. Hancock is a United States citizen and during the last five years, neither of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/Trust Agreement Waddell Walker Hancock, II --Bank One, Lexington, NA, Seth W. Hancock and Waddell W. Hancock, II. See above for information with respect to Bank One, Lexington, NA.


                                  Residence                          Present Principal
     Name                    or Business Address                  Occupation  or Employment

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager,
                             P. O. Box 150                       Claiborne Farm; President,
                             Paris, KY  40361                    Hancock Farms, Inc.

Waddell W. Hancock, II       P. O. Box 150                       Director of Marketing and
                             Paris, KY  40361                    Public Relations,
                                                                 Hancock Farms, Inc.


               Each of Mr. Hancock and Mr. Hancock is a United States citizen and during the last five years, neither of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws.

        Louisville Public Warehouse Company

(a)     Name:                       Louisville Public Warehouse Company

(b)     Business Address:           4500 Progress Blvd., P.O. Box 18230,
                                    Louisville, Kentucky 40218

(c)     Principal Business:         Public Warehousing

(d)     State of Organization:      Kentucky

        Directors and Executive Officers of Louisville Public Warehouse Company


              Name                        Residence or                 Present Principal
                                        Business Address           Occupation or Employment

James S. Karp                     4500 Progress Blvd.            Chairman and President,
                                  P. O. Box 18230                Louisville Public Warehouse
                                  Louisville, Kentucky  40218    Company

Juliet S. Karp                    4500 Progress Blvd.            Vice Chairman, Louisville
                                  P. O. Box 18230                Public Warehouse
                                  Louisville, Kentucky  40218    Company

Cynthia M. Woerner                4500 Progress Blvd.            Senior Vice President and
                                  P. O. Box 18230                Chief Financial Officer
                                  Louisville, Kentucky  40218    Louisville Public Warehouse
                                                                 Company

Daniel A. Thomas                  4500 Progress Blvd.            Senior Vice President,
                                  P. O. Box 18230                Louisville Public Warehouse
                                  Louisville, Kentucky  40218    Company

         Each of Mr. and Ms. Karp, Ms. Woerner and Mr. Thomas is a United States citizen and during the last five years, none of them has [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


                                         APPENDIX II

                             NUMBER OF SHARES BENEFICIALLY OWNED

                                (revised as of April 18, 1995)


                               Sole     Shared      Sole       Shared     Aggregate  Percent
                              Voting    Voting  Dispositive  Dispositive    Number     Of
Name of Beneficial Owner      Power      Power     Power        Power      Of Shares  Class

ABC Partnership (1)             9,065      --       9,065          --        9,065     .2
John W. Barr III                2,000      --       2,000          --        2,000     .1
Charles W. Bidwill, Jr.(8)    219,340   2,919     219,340       2,919      222,259    5.9
Shauna Bidwill Valenzuela (8)   1,550      --       1,550          --        1,550      *
Catesby W. Clay                 3,000      --       3,000          --        3,000     .1
Catesby Clay, Jim Clay and         --   9,380          --       9,380        9,380     .2
  James G. Kennan, III,
  Co-Trustees u/w J.N. Camden,
  deceased 1942(2)
Catesby Clay, Jim Clay and         --  23,300          --      23,300       23,300     .6
  James G. Kennan, III,
  Co-Trustees u/agreement
  w/J.N. Camden(2)
Catesby Clay, McColl               --  10,950          --      10,950       10,950     .3
  Pringle and Bank
  One, Lexington, NA
  Co-Trustees
  u/w Agnes Clay Pringle,
  deceased 1984
James W. Phillips              17,990      --      17,990          --       17,990     .5
Joan G. Phillips               19,530      --      19,530          --       19,530     .5
J. David Grissom               10,050      --      10,050          --       10,050     .3
Bank One, Lexington, NA,           --  79,200          --      79,200       79,200    2.1
  Seth W. Hancock, Waddell W.
  Hancock, Nancy Clay
  Hancock and Waddell W.
  Hancock, II
  Co-Trustee u/w A.B.
  Hancock, deceased
  1972
Seth W. Hancock,                   --   9,030          --       9,030        9,030     .2
  Nancy Clay Hancock and
  Bank One, Lexington, NA
  u/agreement Nancy Clay
  Hancock
Seth W. Hancock,                   --   9,030          --       9,030        9,030     .2
  Waddell W. Hancock, II
  and Bank One,
  Lexington, NA and
  Trust Company of
  Lexington, KY
  u/agreement Waddell
  Walker Hancock, II
Seth W. Hancock                36,500      --      36,500          --       36,500    1.0




                              Sole     Shared      Sole       Shared    Aggregate  Percent
                             Voting    Voting  Dispositive  Dispositive   Number      Of
Name of Beneficial Owner     Power      Power      Power       Power    Of Shares   Class

Frank B. Hower  Jr.           1,040        --     1,040            --      1,040       *
Stanley F. Hugenberg, Jr.     3,670        --     3,670            --      3,670      .1
Estate of Warner L.
  Jones, Jr.(3)                  --    73,000        --        73,000         --      --
Harriet S. Jones(3)          10,000    73,000    10,000        73,000     83,000     2.2
Mina Jones Cox                8,570        --     8,570            --      8,570      .2
Thomas H. Meeker(9)          29,437        --    29,437            --     29,437      .8
Carl F. Pollard              73,040        --    73,040            --     73,040     1.9
Edna Veeneman Lewis           5,660        --     5,660            --      5,660      .1
Robert Veeneman               4,280        --     4,280            --      4,280      .1
Wells Family                210,530        --   210,530            --    210,530     5.6
  Partnership(4)
Wells Foundation, Inc.       22,400        --    22,400            --     22,400      .6
Mary Louise Whitney(5)      128,000        --   128,000            --    128,000     3.4
William T. Young            114,660        --   114,660            --    114,660     3.0
PNC Bank, Kentucky,           1,000        --     1,000            --      1,000       *
  Inc., Trustee u/a
  Warner L.J. Brown
  dtd. 9/6/85
James S. Karp(7)             37,720    34,890    37,720        34,890     72,610     1.9
Irene J. Karp(7)                 --    34,890        --        34,890         --      .9
Louisville Public Warehouse  45,900        --    45,900            --     45,900     1.2
 Company (7)


TOTAL                                                                  1,265,081(9) 33.3(6)


* Less than .05 percent

(1)    A general  partnership  found  under  Kentucky  law in which the  partners  are Seth A.
       Hancock, Waddell Walker Hancock, II and Nancy Clay Hancock.

(2)    Held of record by CINAG, as nominee.

(3)    Estate of Warner L. Jones, Jr. and Harriet S. Jones share voting and disposition  power over a total of 83,000 shares.

(4)    A general  partnership  formed under  Kentucky law in which the partners are Darrell R.
       Wells, Louis Crawford Wells, Wayne H. Wells, Y. Peyton Wells, III, and Bryant C. Wells.

(5)    Held of record by Kingsley & Co., as nominee.

(6) Based on total outstanding shares of 3,783,318 and shares beneficially owned but not outstanding with respect to a Reporting Person. See Note 9 below.

(7)    James S. Karp and Irene J. Karp have shared voting and  disposition  power over a total of 34,890 shares.  Louisville Public Warehouse Company is owned by James S. Karp.

(8)    The 1,550  shares held by Shauna  Bidwill  Valenzuela  are  included  in the  aggregate number of shares held by Charles W. Bidwill, Jr.

(9) The total shares of Thomas H. Meeker include 16,900 shares not issued, but which are issuable upon exercise of certain stock options by Mr.
       Meeker, and 717 shares issuable to Mr. Meeker under the Company's Incentive Compensation Plan.